Exhibit 99.1

July 5, 2016

Twitter, Inc. Appoints Bret Taylor to the Board of Directors

San Francisco, CA – Twitter, Inc. announced today that the Board of Directors has appointed Bret Taylor, founder and CEO of Quip, to serve as a Board member, effective immediately.

“Twitter is the fastest way to find out what’s happening, and beneath its simplicity lies a very sophisticated set of technology,” said Taylor. “I hope to bring my knowledge and experiences to bear to help Jack and the Board push Twitter and its services forward.”

“Bret brings to our Board a great mind for consumer products and technologies that will be invaluable to the company as we execute our plans for 2016 and beyond,” said Omid Kordestani, Twitter’s executive chairman. “His skills also complement those of our other recent Board additions, who bring expertise in finance, media, and entrepreneurship.”

Taylor is currently the CEO and co-founder of Quip (https://quip.com/), the modern productivity suite that simplifies your life and helps your team get work done faster. Previously, Bret was the Chief Technology Officer of Facebook, after it acquired FriendFeed, the social network he co-founded in 2007. Prior to that, Bret was a Group Product Manager at Google, where he co-created Google Maps and started Google's Developer product group. Bret has an MS and a BS in Computer Science from Stanford University.

About Twitter, Inc.

Twitter (NYSE: TWTR) is a global platform for public self-expression and conversation in real time. By developing a fundamentally new way for people to consume, create, distribute, and discover content, Twitter enables any voice to echo around the world instantly and unfiltered. The service can be accessed at Twitter.com, on a variety of mobile devices, and via SMS. Available in more than 40 languages, Twitter reported 310 million monthly active users as of the quarter ended March 31, 2016. For more information, visit about.twitter.com or follow @twitter.

Twitter Contact: press@twitter.com